EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations, 303-293-9100 or Jim Felton, Investor Relations Manager, 303-312-8103

Bill Barrett Corporation Announces Joint Venture
to Explore and Develop Denver Basin Acreage Position

Denver, Colorado — (PR Newswire) — January 24, 2005 — Bill Barrett Corporation (NYSE: BBG) announced it has entered into a joint venture agreement to explore and develop its 368,000 gross (345,000 net) acreage position in the eastern portion of the Denver Basin. The Company signed an agreement with Berry Petroleum Company (NYSE: BRY) to conduct joint operations in this region of the Rocky Mountains located in eastern Colorado, western Kansas and southwestern Nebraska that is identified as the Tri-State area. The joint venture will apply seismic technologies to explore and, if successful, develop the Niobrara Formation for biogenic gas, which lies at less than 2,000 feet, and apply seismic technologies to evaluate oil potential in the Pennsylvanian Formations at depths of 4,000 to 4,800 feet.

Bill Barrett Corporation will operate the geologic work program and the initial two-well Niobrara drilling program consisting of one vertical and one horizontal well. The Company will also oversee the acquisition and interpretation of 400 linear miles of additional 2-D seismic data. Bill Barrett Corporation built its acreage position and acquired and evaluated 224 linear miles of 2-D and 24 square miles of 3-D seismic data in 2003 and 2004. The first two test wells are scheduled to be drilled in the first quarter of 2005. If the exploration and evaluation phase of this joint venture is successful, Berry Petroleum will operate the development program of the assets.

At closing, currently scheduled for early February, Berry Petroleum will pay approximately $5 million for a 50% working interest in the acreage position. Each company will bear its proportional share of future expenditures.

Fred Barrett, president of Bill Barrett Corporation, said, “We are pleased to enter into a joint venture with Berry Petroleum to explore, evaluate and develop our acreage position in the Tri-State area. We own a significant acreage position in this lightly developed region and expect the additional 400 mile 2-D seismic program to dramatically improve our ability to explore, drill and develop natural gas and oil from the targeted formations. New drilling and completion techniques, and 3-D ‘bright spot’ seismic technology should be excellent tools to assess the structural complexity of the Niobrara Formation, thus refining our well site selection process and improving our estimation of Tri-State’s resource potential over the next several years. This program is yet another opportunity to apply our expertise in unconventional natural gas formations in the Rocky Mountains to an area with significant resource potential.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins in the Rocky Mountains. Additional information about Bill Barrett Corporation can be found at its web site www.billbarrettcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, consummation of the agreement with Berry Petroleum Company, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission www.sec.gov.

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